Exhibit 99.1

USANA Health Sciences Announces Appointment of J. Scott Nixon to Board of Directors

SALT LAKE CITY--(BUSINESS WIRE)--October 5, 2017--USANA Health Sciences, Inc. (NYSE: USNA) today announced the appointment of J. Scott Nixon to the company’s board of directors effective October 5, 2017. Mr. Nixon joins the board as an independent director and brings a wealth of accounting, finance, and corporate strategy expertise. The USANA board now has eight members, five of whom are independent.

Myron W. Wentz, Ph.D., Chairman of the Board, commented, “I’m very pleased to welcome Scott Nixon to our board. He brings significant finance, accounting, and industry experience – with over three decades in international and domestic audit and business advisory services across a variety of industries, including direct selling – which will provide tremendous value to USANA.”

Mr. Nixon commented, “Having spent several years working directly with USANA, I am very familiar with the company’s business and the strong corporate values and commitment to health and nutrition that make it a leader in its industry. I am honored to accept a seat on the company’s board of directors and look forward to contributing to USANA’s future success.”

About Scott Nixon

Mr. Nixon, a certified public accountant, retired in 2015 as a partner with PricewaterhouseCoopers LLP (“PwC”) where he spent over 31 years in various roles including office managing partner and engagement partner over public and private companies in many industries. His career involved providing audit and business advisory services. Mr. Nixon was involved in numerous complex filings with the Securities and Exchange Commission on behalf of his clients. In 2007, Mr. Nixon returned from a four-year assignment in São Paulo, Brazil where he represented various interests of the PwC global firm to the 18 member firms in South and Central America, and led the implementation of the Sarbanes-Oxley requirements in those countries.

Mr. Nixon serves on several boards of directors, including: (i) ProLung, Inc., where he also serves as Chairman of the Audit Committee and a member of the Compensation Committee; (ii) Deseret Trust Company, where he also serves as a member of the Audit and Executive Committees; (iii) Utah State University Board of Trustees, where he also serves as Chairman of the Audit Committee; and (iv) two other nonprofit boards of directors. Mr. Nixon is a National Association of Corporate Directors (NACD) Governance Fellow, the highest standard of credentialing for directors and governance professionals. He holds both a Bachelor of Arts and Master of Accounting from Utah State University.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia and Indonesia. More information on USANA can be found at www.usana.com.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
or
Media contact:
Dan Macuga, 801-954-7280
Public Relations